Exhibit 99.1

Stereotaxis Reports 2018 Second Quarter Financial Results

●	Progress on strategic internal innovation and external collaborations
●	Continued growth in recurring revenue
●	Positive cash flow from operations
●	Reaffirming 2018 expectations
●	Conference call today at 10:00 a.m. Eastern Time

ST. LOUIS, MO, Aug. 7, 2018 – Stereotaxis, Inc. (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the second quarter ended June 30, 2018.

“The second quarter was notable for the strategic agreements announced with Johnson & Johnson’s Biosense Webster and with Acutus Medical. These agreements are important parts of our broader strategic innovation initiative, which continues to advance both internally and in collaboration with others,” said David Fischel, Chairman and CEO.

“The recurring revenue growth in the quarter represents the fourth consecutive quarter of year-over-year growth, putting us on track to achieve record recurring revenue this year. Our commercial focus remains on developing the institutional infrastructure and processes to support electrophysiologists build successful robotic ablation practices.”

“We are simultaneously investing in our future and enhancing our capabilities while being financially disciplined and attentive to shareholder value. Consistent with our previous guidance, our cash balance increased during the second quarter.”

“The increase in quantity and quality of peer-reviewed clinical literature supporting our technology continued in the second quarter. Twenty-four publications have showcased our technology year-to-date. A recent publication in the International Journal of Cardiology by Dr. Qiu et al from Ruijin Hospital in Shanghai compared robotic magnetic navigation to manual catheters in 152 patients suffering from premature ventricular contractions. No complications occurred in patients treated robotically, a stark contrast to the 4.5% rate of major adverse events in patients treated with manual catheters. Patients treated robotically were exposed to 69% less radiation and showed a trend towards higher acute procedure success. Procedure times were equivalent between both arms.”

Second Quarter and First Half 2018 Financial Results

Revenue for the second quarter of 2018 totaled $7.6 million. Recurring revenue was $7.2 million in the second quarter, up 9% from $6.6 million in the prior year quarter. Recurring revenue for the first half of 2018 of $14.2 million was up 6% from the first half of 2017. System revenue in the second quarter was $0.3 million, down from $1.8 million in the prior year quarter. System revenue in the prior year quarter primarily reflected the shipment of a Niobe® system to an international distributor.

Gross margin in the quarter was $6.2 million, or 82% of revenue, compared to $6.3 million and 74% of revenue in the second quarter of 2017. Operating expenses in the second quarter were $6.8 million, up from $6.7 million in the prior year quarter. Operating loss and net loss in the second quarter were $(0.6) million.

Free cash flow in the second quarter was positive $0.4 million, compared to ($0.7) million in the year ago second quarter and ($2.0) million in the first quarter of 2018. Free cash flow in the second quarter was positively impacted by the timing of receivable collections, which negatively impacted the first quarter 2018. Negative free cash flow for the first half of 2018 was ($1.6) million, compared to ($3.4) million in the first half of 2017.

Cash Balance and Liquidity

At June 30, 2018, Stereotaxis had cash and cash equivalents of $12.0 million, no debt, and $3.1 million in unused borrowing capacity on its revolving credit facility, for total net liquidity of $15.1 million.

Full Year 2018 Expectations

The Company is reaffirming its expectation of continued year-over-year recurring revenue growth throughout 2018. For the full year 2018, expected recurring revenue of approximately $28 million would represent the highest annual level of recurring revenue the company has achieved in its history.

Operating expenses are expected to moderately increase in the second half of 2018 driven by R&D spending on strategic innovation initiatives. The benefits of these initiatives are expected to meaningfully contribute to revenue in 2019 and beyond. Stereotaxis’ balance sheet will allow the Company to deliver on its commercial and innovation initiatives over the coming years and reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 7, 2018, at 10:00 a.m. Eastern Time. To access the conference call, dial 855-719-5012 (US and Canada) or 1-334-323-0522 (International) and give the participant pass code 1337116. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenue:
Systems	$310,751	$1,828,439	$328,026	$2,047,334
Disposables, service and accessories	7,240,650	6,638,587	14,195,008	13,397,364
Total revenue	7,551,401	8,467,026	14,523,034	15,444,698

Cost of revenue:
Systems	457,509	920,517	661,111	1,140,961
Disposables, service and accessories	931,541	1,281,729	1,993,286	2,317,911
Total cost of revenue	1,389,050	2,202,246	2,654,397	3,458,872

Gross margin	6,162,351	6,264,780	11,868,637	11,985,826

Operating expenses:
Research and development	2,032,394	1,756,266	3,995,020	3,357,143
Sales and marketing	3,457,416	3,618,615	7,092,413	7,400,064
General and administrative	1,298,604	1,324,678	2,537,783	3,566,255
Total operating expenses	6,788,414	6,699,559	13,625,216	14,323,462
Operating loss	(626,063)	(434,779)	(1,756,579)	(2,337,636)

Other income	-	300,255	2,590,361	3,429,563
Interest expense (net)	(6,142)	(42,775)	(30,757)	(92,258)
Net income (loss)	$(632,205)	$(177,299)	$803,025	$999,669
Cumulative dividend on convertible preferred stock	(357,518)	(369,661)	(711,107)	(732,849)
Net income attributable to convertible preferred stock	-	-	(42,936)	(167,539)
Net income (loss) attributable to common stockholders	$(989,723)	$(546,960)	$48,982	$99,281

Net income (loss) per share attributed to common stockholder:
Basic	$(0.02)	$(0.02)	$0.00	$0.00
Diluted	$(0.02)	$(0.02)	$0.00	$0.00

Weighted average number of common shares and equivalents:
Basic	58,926,545	22,581,330	45,019,358	22,450,392
Diluted	58,926,545	22,581,330	45,728,732	22,458,479

Certain prior year amounts have been reclassified to conform to the 2018 presentation.

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,991,731	$3,686,302
Accounts receivable, net of allowance of $297,409 and $361,350 in 2018 and 2017, respectively	4,793,396	4,287,255
Inventories, net	1,545,393	1,146,971
Prepaid expenses and other current assets	883,756	750,085
Total current assets	19,214,276	9,870,613
Property and equipment, net	366,447	592,688
Intangible assets, net	126,476	159,470
Other assets	262,037	44,432
Total assets	$19,969,236	$10,667,203

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,353,215	$1,654,101
Accrued liabilities	2,958,873	3,195,247
Deferred revenue	6,910,210	5,702,769
Warrants	-	19,574,977
Total current liabilities	11,222,298	30,127,094

Long-term deferred revenue	523,646	611,863
Other liabilities	534,413	535,369
Total liabilities	12,280,357	31,274,326

Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,900 shares outstanding at 2018 and 2017	5,960,475	5,960,475
Stockholders’ equity (deficit):
Common stock, par value $0.001; 300,000,000 shares authorized, 58,933,384 and 22,805,731 shares issued at 2018 and 2017, respectively	58,933	22,806
Additional paid-in capital	477,910,692	450,748,403
Treasury stock, 4,015 shares at 2018 and 2017	(205,999)	(205,999)
Accumulated deficit	(476,035,222)	(477,132,808)
Total stockholders’ equity (deficit)	1,728,404	(26,567,598)
Total liabilities and stockholders’ equity (deficit)	$19,969,236	$10,667,203